UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2017

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2017, UGI International, LLC (the "Company"), a wholly owned subsidiary of UGI Corporation, entered into a secured Multicurrency Revolving Facility Agreement (the "Credit Agreement") among the Company, as borrower, Natixis, as Agent, Security Agent, Mandated Lead Arranger, Bookrunner and Coordinator, BNP Paribas, Credit Agricole Corporate and Investment Bank, HSBC France, ING Bank N.V. and Mediobanca International (Luxembourg) S.A., as Mandated Lead Arrangers and certain other lenders (the "Lenders") consisting of a €300,000,000 revolving loan facility (the "Revolving Loan Facility"). All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

Under and subject to the terms of the Credit Agreement, the Lenders have committed to provide revolving credit loans to the Company in an aggregate amount of €300 million. Proceeds of the facility are to be used for general corporate purposes. The Revolving Loan Facility is secured by a first ranking French law pledge over the shares representing sixty-five per cent (65%) of the share capital and voting rights of UGI France.

Loans made in euros will bear interest at (i) the euro interbank offered rate administered by the European Money Markets Institute plus (ii) one point seventy five per cent (1.75%) per annum (the "Euro Margin"). Loans made in U.S. dollars will bear interest at (i) the London interbank offered rate administered by ICE Benchmark Administration Limited plus (ii) two per cent (2.00%) per annum (the "LIBOR Margin" and the Euro Margin, each a "Margin"). The applicable Margin for each Loan may be adjusted each Interest Period in accordance with levels corresponding to the Company’s Consolidated Total Net Leverage Ratio.

The Credit Agreement has a maturity date of April 30, 2020. The Company may cancel the whole or any part of the Commitments and may voluntarily prepay its borrowings under the Credit Agreement, in whole or in part, without any premium or penalty.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants for agreements of this type, including, among others, covenants relating to financial reporting, compliance with laws, payment of taxes, preservation of existence, limitations on dividends, maintenance of insurance, limitations on liens, restrictions on mergers and dispositions, and limitations on changes in the nature of the Company’s business. The Company shall not create or permit to subsist any security interest over any share in UGI Europe and shall procure that the Dutch Security Grantor will not create or permit to subsist any Security over any share in UGI France which is not the subject of the security interest granted pursuant to the French Pledge. The Company must maintain a leverage ratio of Consolidated Total Net Indebtedness to Consolidated EBITDA equal to or less than 3.50 to 1.00 (the "Financial Covenant"). Also, the Company must at all times continue to hold 100% of the issued share capital of UGI Europe and shall ensure that the Dutch Grantor at all times continues to hold 100% of the issued share capital of UGI France.

The Credit Agreement provides for customary events of default, including, among other things, in the event of nonpayment of principal, interest, fees or other amounts, a representation or warranty proving to have been incorrect in any material respect when made, failure to perform or observe covenants within a specified period of time, failure to satisfy the Financial Covenant, the bankruptcy or insolvency of the Company or any of its Material Subsidiaries (as defined in the Credit Agreement), monetary judgment defaults of a specified amount rendered against the Company or any of its Material Subsidiaries, a change of control of the Company, cross defaults to other indebtedness of the Company or its Subsidiaries of a specified amount, and ERISA defaults resulting in liability for a specified amount. In the event of a default by the Company, the Agent may, and shall, if so directed by the requisite number of Lenders, cancel the commitments, declare that all or part of the amounts owed under the Credit Agreement immediately due and payable, declare that all or part of the amounts owed under the Credit Agreement be payable on demand whereupon they shall immediately become payable on demand by the Agent on the instructions of the requisite number of Lenders, or exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions. Under the terms of the Credit Agreement, a 1% interest penalty will apply to any outstanding amount not paid when due or that remains outstanding if the Company fails to pay any amount payable by it on its due date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

December 26, 2017	By:	/s/ Jessica A. Milner

Name: Jessica A. Milner
Title: Assistant Secretary